EXHIBIT 3

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, The Coca-Cola Company ("TCCC") and European Refreshments ("ER") agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including any amendments thereto) with respect to the shares of Common Stock of Monster Beverage Corporation (formerly known as New Laser Corporation), and further agree that this Joint Filing Agreement (the "Agreement") be included as an exhibit to such joint filing.

The undersigned, being duly authorized, hereby execute this Agreement this 22nd day of June, 2015.

THE COCA-COLA COMPANY

By:	/s/ Kathy N. Waller

	Name:	Kathy N. Waller
	Title:	Chief Financial Officer

EUROPEAN REFRESHMENTS

By:	/s/ Una Sheils

	Name:	Una Sheils
	Title:	Director